Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Retrophin, Inc. on Form S-3 (File No. 333-198648 and File No. 333-202861) and Form S-8 (File No. 333-200224 and File No. 333-206510) of our report dated March 28, 2014, except for the information appearing in the first bullet point in Note 2 and the last five paragraphs of Note 13 to the consolidated financial statements (not presented herein) appearing under Item 8 of the Company 2013 Annual Report on Form 10-K/A Amendment No. 1 as to which the date is March 11, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and emphasis of a matter paragraph pertaining to the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013, with respect to our audit of the consolidated financial statements of Retrophin, Inc. and Subsidiary for the year ended December 31, 2013, which report is included in this Annual Report on Form 10-K of Retrophin, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 26, 2016